Exhibit 99.1

	For:	Equinox Holdings, Inc.

	Investor Contact:	Scott M. Rosen
EVP/Chief Financial Officer
(212) 774-6299

Christine Greany
Tidal Communications, Inc.
(203) 866-4401
For Immediate Release
	Media Contact:	Judy Taylor
Vice President, Public Relations
(212) 774-6330

EQUINOX HOLDINGS REPORTS SECOND QUARTER FINANCIAL RESULTS
—Total Revenue Increases 22%; Comparable Fitness Club Revenue Up 7% —

NEW YORK (August 16, 2004) – Equinox Holdings, Inc. today announced financial results for the three and six months ended June 30, 2004. Total revenue for the period increased 22% to $36.5 million compared to $30.0 million in 2003.  Revenue from comparable fitness clubs rose 7% for the period.  Operating income in the second quarter totaled $5.5 million versus $5.9 million in the comparable period of 2003.  Adjusted EBITDA was $9.0 million, essentially flat compared to $8.9 million in the second quarter of last year.  Operating income and Adjusted EBITDA reflect higher operating expenses related to an increase in the number of clubs in operation, as well as $920,000 of costs associated with a legal dispute. Net income was $1.2 million versus $948,000 in the comparable period of 2003.

For the six month period ended June 30, 2004, total revenue increased 24% to $70.0 million versus $56.6 million in 2003.  Revenue from comparable fitness clubs rose 7%.  Operating income was $7.5 million compared to $9.3 million in the first six months of 2003.  Adjusted EBITDA was $15.2 million versus $15.8 million in the comparable period of last year. Operating income and Adjusted EBITDA reflect higher operating expenses related to an increase in the number of clubs in operation, as well as $1.7 million of costs associated with a legal dispute. Net income was $677,000 compared to $658,000 in 2003.

-more-

Harvey Spevak, president and chief executive officer, stated, “We’re pleased to report another strong quarter.  The results were driven by continued growth in all of our revenue categories, including Membership fees, Personal training, and Other.  During the period, we opened our 22nd club in Roslyn, New York and we’re on track to open an additional three locations in the fourth quarter of this year in Santa Monica, California and Mamaroneck, New York, as well as a flagship location in San Francisco.”

Equinox Holdings, Inc. operates upscale, full-service fitness clubs, catering to the middle- to upper-end market segment.  The company offers an integrated selection of Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel and food/juice bars.  Since its inception in 1991, Equinox has developed a lifestyle brand that represents service, value, quality, expertise, innovation, attention to detail, market leadership and results.  As of June 30, 2004, the company operated 22 Equinox fitness clubs.

Conference Call Information

The company’s second quarter investor conference call, featuring Harvey Spevak, president and chief executive officer and Scott Rosen, chief financial officer, will be available through a live audio webcast at www.equinoxfitness.com and www.fulldisclosure.com on August 16, 2004 at 11:30 a.m. Eastern Time.  A replay will be available and archived on those web sites the same day beginning at approximately 2:00 p.m. Eastern Time.  A telephone replay will also be available at (888) 286-8010, I.D. #43030689 from approximately 2:00 p.m. Eastern Time  today through August 23, 2004.

Explanatory Notes

The company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization.  We present EBITDA because we believe it provides investors with useful information regarding our liquidity, including compliance under our debt covenants.  Adjusted EBITDA is defined in our $25.0 million credit agreement as EBITDA, adjusted for mark-to-market adjustments for our common stock put warrants, stock compensation expense,

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management fees and expenses paid to our principal stockholders and non-cash deferred rent.  Non-cash deferred rent expense reflects the difference between accrued rent expense in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and cash rent expense actually paid in a given period, which difference is typically positive in the early years of a lease and negative in the later years of a lease.   EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP.  We present the components of Adjusted EBITDA in this release because this measure is a key component in the determination of our compliance with certain covenants under our credit agreement.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition.  Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.  A reconciliation of net income to EBITDA and Adjusted EBITDA is contained in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” or similar expressions.  Because these forward-looking statements are based on management’s current estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions in the United States; changes in operations and prospects; the degree to which we are leveraged; the relative success and timing of our business strategies; our ability to execute and manage our growth strategy; adverse regional conditions; funding needs and financing sources; increased competition in the fitness industry; and actions of third parties, such as legislative bodies and government regulatory agencies.  We assume no obligation and do not intend to update these forward-looking statements.

(tables to follow)

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EQUINOX HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Membership fees	$23,350	$19,043	$45,065	$36,047
Personal training	8,088	6,539	15,361	12,550
Other revenue	5,042	4,370	9,562	8,052
Total revenue	36,480	29,952	69,988	56,649
Expenses:
Compensation and related expenses	14,623	12,075	29,085	23,504
Rent and occupancy	5,301	3,856	10,213	8,129
General and administrative	7,958	5,678	16,742	10,609
Related-party management fees and expenses	2	111	404	544
Depreciation and amortization	3,084	2,331	6,020	4,584
Total operating expenses	30,968	24,051	62,464	47,370
Income from operations	5,512	5,901	7,524	9,279
Other income (expense):
Interest expense	(4,229)	(3,812)	(8,020)	(7,753)
Interest income	109	26	160	62
Other income (expense)	853	(392)	1,567	(392)
Total other expense	(3,267)	(4,178)	(6,293)	(8,083)
Income before provision for income taxes	2,245	1,723	1,231	1,196
Provision for income taxes	(1,010)	(775)	(554)	(538)
Net income	$1,235	$948	$677	$658

Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,235	$948	$677	$658
Adjustments:
Interest expense, net of interest income	4,120	3,786	7,860	7,691
Taxes	1,010	775	554	538
Depreciation	3,084	2,331	6,020	4,584
EBITDA	9,449	7,840	15,111	13,471
Related-party management fees and expenses	2	111	404	544
Non-cash deferred rent	431	596	1,216	1,382
Mark-to-market warrant adjustment	(853)	392	(1,567)	392
Adjusted EBITDA	$9,029	$8,939	$15,164	$15,789

EQUINOX HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash	$37,485	$42,709
Restricted cash
Marketable securities	—	70
Accounts receivable – members, less allowance for doubtful accounts of $104 and $89, respectively	1,675	1,546
Due from affiliated entities	463	—
Deferred income taxes	2,240	2,526
Prepaid expenses and other current assets	9,045	8,970
Total current assets	50,908	55,821
Property and equipment, net	126,611	114,628
Deferred income taxes	4,375	4,375
Other assets	5,143	5,015
Goodwill, net	2,503	2,503
Deferred financing costs, net	6,954	6,961
Total assets	$196,494	$189,303
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,000	$1,087
Accrued expenses	7,948	4,248
Due to affiliated entities	—	787
Deferred revenue	27,885	24,966
Current installments of long-term debt	59	123
Current installments of capital lease obligations	1,125	1,252
Total current liabilities	38,017	32,463
Deferred revenue	598	495
Long-term debt, excluding current installments	161,416	161,501
Capital lease obligations, net of current installments	898	1,123
Deferred rent	18,685	16,206
Common stock put warrants	8,088	9,654
Due to founding stockholders	3,204	2,936
Total long term liabilities	192,889	191,915
Total liabilities	230,906	224,378

Stockholders’ deficit:

Common stock	94	94
Additional paid-in capital	82,920	82,920
Accumulated other comprehensive income	—	14
Accumulated deficit	(117,426)	(118,103)
Total stockholders’ deficit	(34,412)	(35,075)
Total liabilities and stockholders’ deficit	$196,494	$189,303

EQUINOX HOLDINGS, INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	For the six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$677	$658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,020	4,584
Allowance for doubtful accounts, net of write-offs	(8)	21
Interest expense	663	1,900
Changes in fair market value of common stock put warrants	(1,566)	404
Accretive interest expense related to payable to founding stockholders	269	385
Deferred rent	1,216	1,240
Deferred income taxes	287	(1,640)
Changes in operating assets and liabilities:
Accounts receivable – members	(121)	(42)
Due (to) from affiliated entities, net	(1,249)	474
Prepaid expenses and other current assets	(76)	572
Other assets	(128)	757
Accounts payable	(86)	(345)
Accrued expenses	3,733	2,361
Deferred revenue	3,021	3,332
Net cash provided by operating activities	12,652	14,661
Cash flows from investing activities:
Redemption (purchase) of marketable securities	56	(5)
Purchases of property and equipment	(16,328)	(11,810)
Net cash used in investing activities	(16,272)	(11,815)
Cash flows from financing activities:
Proceeds from long-term debt	—	25,000
Payment of deferred financing costs	(659)	(2,430)
Proceeds from issuance of common stock to existing shareholders for cash	—	10,000
Repayment of note payable	(184)	(17,840)
Repayment of capital lease obligations	(761)	(902)
Net cash (used) provided by financing activities	(1,604)	13,828
Net (decrease) increase in cash and cash equivalents	(5,224)	16,674
Cash at beginning of year	42,709	1,245
Cash at end of year	$37,485	$17,919
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$7,304	$2,977
Income taxes	5	1,256
Supplemental disclosure of noncash investing and financing activities:
Capital lease obligations entered into for fitness equipment	410	824
Deferred rent capitalized during build-out	1,263	962